REGISTRAR OF COMPANIES
Certificate of Incorporation	EXEMPTED
CAYMAN ISLANDS

I, CINDY YVONNE JEFFERSON, Deputy Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law (Revised), that all the requirements of the said Law in respect of registration were complied with by

MCCAW INTERNATIONAL (ASIA HOLDINGS), LTD.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 29th Day of April One Thousand Nine Hundred Ninety Six

Given under my hand and Seal at George Town in the Island of Grand Cayman this Twenty-Ninth day of April One Thousand Nine Hundred Ninety-Six

CERTIFIED TO BE A TRUE AND CORRECT COPY	(SGD. C.Y. JEFFERSON)

SIG. [SIG] DELANO O. SOLOMON Registrar of Companies	Deputy Registrar of Companies, Cayman Islands, B.W.I.

DATE: 3rd May 1996